Exhibit 99.2

Compass Diversified Holdings	Investor Relations and Media Contacts:
James J. Bottiglieri	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
203.221.1703	212.477.8438 / 212.477.8261
jbottiglieri@compassdiversifiedholdings.com	lberman@igbir.com / mcimini@igbir.com
Compass Diversified Holdings Acquires
The ERGO Baby Carrier, Inc.
Westport, Conn., September 17, 2010 – Compass Diversified Holdings (Nasdaq: CODI) (“CODI” or the “Company”) an owner of leading middle market businesses, announced today that on September 16, 2010, it entered into an agreement to acquire and consummated the acquisition of The ERGO Baby Carrier, Inc. (“ERGObaby”).
Based in Pukalani, Hawaii (Maui) and founded in 2003, ERGObaby is a premier designer, marketer and distributor of babywearing products and accessories. ERGObaby’s reputation for product innovation, reliability and safety has led to numerous awards and accolades from consumer surveys and publications, including Parenting Magazine, Pregnancy Magazine and Wired Magazine. ERGObaby offers a broad range of wearable baby carriers and related products that are sold through more than 700 retailers and web shops in the United States and internationally in approximately 20 countries.
The total enterprise value in the transaction was $91 million and represents approximately seven times ERGObaby’s expected 2010 EBITDA. Acquisition related costs were approximately $1.9 million. In addition, an Internal Revenue Code Section 338 (h) (10) election will be made with respect to the transaction, which will allow the company to amortize a substantial portion of the purchase price for tax purposes.
CODI funded the acquisition through drawings on its revolving credit facility. CODI’s initial equity ownership in ERGObaby as a result of the transaction is approximately 84% on a primary basis. ERGObaby’s former owner and certain other investors invested alongside CODI and own the remaining 16%. For the year ended December 31, 2009, ERGObaby reported revenue of $22.8 million.
Commenting on the acquisition, Joe Massoud, CEO of CODI, said, “We are pleased to once again take advantage of our financial strength to expand our family of niche leading businesses.

ERGObaby is an exciting company for us to acquire due to its attractive industry positioning, passionate and loyal customer base, stability of core product demand and potential for growth through channel and geographic expansion, as well as product extension. ERGObaby’s strong brand recognition with its target customers in the U.S. and abroad reflects its history of design innovation and superior quality. Additionally, we believe that favorable market trends, including increasing births worldwide, rising affluence in non-western markets and the rising popularity of wearable baby carriers, will continue to drive demand for child mobility and transport products. Our plan is to work with management to increase customer penetration levels both domestically and internationally and expand the company’s product offerings, leveraging off the strength of the ERGObaby brand. We look forward to working closely with Karin Frost, an industry pioneer, and the rest of ERGObaby’s management team to continue ERGObaby’s historically strong growth.”
Mr. Massoud continued, “This platform acquisition, our second to date in 2010, will be immediately accretive and increase CODI’s Cash Flow Available for Distribution and Reinvestment. Going forward, we remain well positioned to draw upon our balance sheet strength to capitalize on additional attractive opportunities on behalf of our shareholders.”
Karin Frost, Founder and Chief Executive Officer of ERGObaby, commented, “The combination of ERGObaby and Compass Diversified Holdings presents exciting opportunities to further expand our business. In choosing to work with CODI, I was attracted by their unique financing structure and their successful track record in growing niche market leaders. I am optimistic that, as part of CODI, ERGObaby will further build upon its tradition of providing high-quality wearable baby carriers and related products to satisfied customers worldwide.”
Additional information on the acquisition will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission later today.
About Compass Diversified Holdings (“CODI”)
Compass Diversified Holdings (“CODI”) owns and manages a diverse family of established North American middle market businesses. Each of its eight subsidiaries is a leader in their niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.
Our subsidiaries are engaged in the following lines of business:
•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.anodynemedicaldevice.com);

•	The design and marketing of wearable baby carriers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (Fox Racing Shox, www.foxracingshox.com);

•	The design, sourcing and fulfillment of logo based promotional products (Halo Lee Wayne, www.haloleewayne.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com); and

•	The provision of temporary staffing services, operating approximately 300 locations in 29 states (Staffmark, www.staffmark.com).
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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